Exhibit 4.1

THIS NOTE AND THE SHARES OF COMMON STOCK ISSUABLE UPON CONVERSION HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR APPLICABLE STATE SECURITIES LAWS, AND MAY NOT BE SOLD, TRANSFERRED, OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE ACT AND SUCH STATE SECURITIES LAWS.

THIRD AMENDMENT
TO
ELECTRONIC CIGARETTES INTERNATIONAL GROUP, LTD. (F/K/A VICTORY ELECTRONIC CIGARETTES CORP.)
6% SENIOR CONVERTIBLE NOTE

THIS THIRD AMENDMENT TO THE ELECTRONIC CIGARETTES INTERNATIONAL GROUP, LTD. (F/K/A VICTORY ELECTRONIC CIGARETTES CORP.) 6% SENIOR CONVERTIBLE NOTE (the “Third Amendment to the Senior Convertible Note”) is entered into as of October 15, 2014, by and between Electronic Cigarettes International Group, Ltd. (f/k/a Victory Electronic Cigarettes Corp.), a Nevada corporation (the “Company”) and JGB (Cayman) Cambridge Ltd. a company organized under the laws of the Cayman Islands (“JGB” or “Holder”).

RECITALS

A.  On April 22, 2014, the Company executed and delivered to Holder a certain 6% Senior Convertible Note (the “Original Senior Convertible Note”) in the original principal amount of $24,175,824 (“Original Principal Amount”) and the Company and the Holder executed and delivered a certain Securities Purchase Agreement (the “Original Securities Purchase Agreement”);

B.  On June 3, 2014, the Company executed and delivered to the Holder the First Amendment to the Electronic Cigarettes International Group Ltd. (f/k/a Victory Electronic Cigarettes Corp.) 6% Senior Convertible Debenture (the “First Note Amendment” and Original Senior Convertible Note as amended thereby, the “Note”) and the Company and the Holder entered into that certain First Amendment to the Securities Purchase Agreement (the “First SPA Amendment”);

C.   On August 20, 2014, the Holder executed and delivered to the Holder the Second Amendment to the Note (the “Second Note Amendment”) and the Company and the Holder entered into that certain Second Amendment to the Securities Purchase Agreement (the “Second SPA Amendment”);

D.  On the date hereof, the Holder advanced the Third Tranche to the Company and the Holder and the Company entered into that certain Third Amendment to the Securities Purchase Agreement (the “Third SPA Amendment” and collectively with the Original Securities Purchase Agreement, First SPA Amendment and Second SPA Amendment, the “Securities Purchase Agreement”);

E.   In connection with the foregoing, the parties hereto therefore agree in accordance with Section 12 of the Note as follows:

NOW, THEREFORE, in consideration of the recitals, the mutual promises, and agreements herein contained and other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto agree as follows:

1.1  Defined Terms. Capitalized Terms used herein but not otherwise defined herein shall have the respective meaning given such terms in the Securities Purchase Agreement.

1.2  Acknowledgment. After giving effect to the payments made pursuant by the Company hereunder, including, without limitation, those payments made pursuant to Section 7 thereof up to October 15, 2014 (but without giving effect to the Third Incremental Loan Closing Date or any Holder Redemption Amounts for October 2014), the parties acknowledge and agree that the aggregate outstanding Principal amount of the Note is $15,368,132.58 and the accrued and unpaid Interest thereon is $37,894.03.  More particularly, the outstanding principal amount of the Original Tranche and accrued and unpaid interest thereon is $11,375,824.18 and $28,049.98, respectively, the outstanding principal amount of the First Tranche and accrued and unpaid interest thereon is $1,395,604.40 and $3,441.22, respectively, and the outstanding principal amount of the Second Tranche and accrued and unpaid interest thereon is $2,596,703.30 and $6,402.83, respectively.  In connection with the foregoing, the parties acknowledge and agree that the June 2014, July 2014 and August 2014 Holder Redemptions Amounts reduced the principle amount of the First Tranche and the September 2014 Holder Redemption Amounts reduced the Second Tranche.  After giving effect to the Third Incremental Loan Closing on the date hereof, the aggregate outstanding Principal amount of the Note shall be $20,868,132.58.

1.3 Amendments to the Note.

(a)           The first paragraph of the Note is hereby amended and restated in its entirety as follows:

“FOR VALUE RECEIVED, Electronic Cigarettes International Group, Ltd. (f/k/a Victory Electronic Cigarettes Corp.), a Nevada corporation (the “Company”), hereby promises to pay to the order of JGB (Cayman) Cambridge Ltd. or its registered assigns (“Holder”) the amount set out above as the Original Principal Amount or so much thereof as shall be become outstanding pursuant to and in accordance with the terms of the Securities Purchase Agreement (as defined below) (as reduced pursuant to any redemption, conversion or otherwise, in any case, in accordance with the terms hereof, the “Principal”) when due, whether upon the Maturity Date (as defined below), acceleration, conversion, redemption or otherwise (in each case in accordance with the terms hereof) and to pay interest (“Interest”) on any outstanding Principal at the applicable Interest Rate (as defined below) from the date set out above as the Original Issuance Date (the “Issuance Date”), or, in the case of the First Tranche, the Second Tranche, the Third Tranche or any Acquisition Tranche (as defined below), from the First Tranche Incremental Loan Closing Date, the Second Tranche Incremental Loan Closing Date, the Third Tranche Incremental Loan Closing Date or the applicable Acquisition Loan Closing Date (each as defined in the Securities Purchase Agreement), as applicable, until the same becomes due and payable, whether upon the Maturity Date or any acceleration, conversion, redemption or otherwise (in each case in accordance with the terms hereof).  This Note (including all Convertible Notes issued in exchange, transfer or replacement hereof, this “Note”) is one of an issue of Notes issued pursuant to the Securities Purchase Agreement (collectively, the “Notes” and such other Convertible Notes, the “Other Notes”).  Certain capitalized terms used herein are defined in Section 24.”

(b)           Paragraph (c) of Section 1 of the Note is hereby amended and restated in its entirety:

“(c) On the last Trading Day of each calendar Month (the “Fixed Payment Amount Payment Date”), commencing on June 30, 2014, the Company shall pay to the Holder, as additional interest, an amount in cash by wire transfer of immediately available funds equal to the Fixed Payment Amount (as defined herein). For purposes hereof, the “Fixed Payment Amount” means, for each Fixed Payment Amount Payment Date after the First Tranche Incremental Loan Closing Date, $68,750, with respect to each Fixed Payment Amount Payment Date after the Second Tranche Incremental Loan Closing Date, $75,000 and with respect to each Fixed Payment Amount Date after the Third Tranche Incremental Loan Closing Date, $128,571.”

(c)           Subparagraph (b)(ii) of Section 2 of the Note is hereby amended and restated in its entirety as follows:

“(ii)           “Conversion Price” means, as of any Conversion Date (as defined below), with respect to:

(A) the Original Tranche, the lower of (1) $3.42 and (2) the Reset Price (as defined below);

(B) the First Tranche, the lower of (1) $3.42  and (2) the Reset Price;

(C) the Second Tranche, the lower of (1) $3.42 and (2) the Reset Price;

(D) the Third Tranche, the lower of (1) $4.73 and (2) the Reset Price; and

(E) each Acquisition Tranche, the lower of (1) 115% of VWAP on the Trading Day immediately preceding the applicable Acquisition Loan Closing Date and (2) the Reset Price.

In each case of clauses (A), (B), (C), (D) and (E) above, the applicable Conversion Price shall be subject to adjustment as provided in this Note from and after the Closing Date, the First Tranche Incremental Loan Closing Date, Second Tranche Incremental Loan Closing Date or the applicable Acquisition Loan Closing Date, as applicable, except that if the Conversion Price is the Reset Price, from and after the date of the Public Offering.

(d)           Section 2 of the Note is hereby amended by inserting the phrase “plus the applicable Make-Whole Amount” at the end of the of the first line of subparagraph (b)(i) and subparagraph (c)(vi).

(e)           Section 7(a)(i) of the Note is hereby amended and restated in its entirety as follows:

“(i)     Subject to Section 7(b), Holder shall have the right, at its option, (I) commencing on June 1, 2014, to require the Company to redeem up to $1,000,000 per calendar month of Principal plus accrued and unpaid interest thereon plus the Make-Whole Amount and (II) for the period commencing on November 15, 2014 and ending December 31, 2014, to require the Company to redeem up to an additional $2,000,000 of Principal plus accrued and unpaid interest thereon plus the Make-Whole Amount and (III) commencing on January 1, 2015, to require the Company to redeem up to an additional $1,000,000 per calendar month of Principal plus accrued and unpaid interest thereon plus the Make-Whole Amount (clauses (I), (II) and (III) together, the “Monthly Allowance”; and the foregoing redemption right, the “Holder Redemption Right”).  The Holder may exercise its Holder Redemption Right for a calendar month, at any time and from time to time, during such calendar month (or, in the case of clause (II) above, at any time prior to January 1, 2015), by sending one or more written notices to the Company (each a “Holder Redemption Notice”) by not later than 11:59:59 P.M. (local time in New York City, New York) on the last Trading Day of such calendar month or period (as applicable), which Holder Redemption Notices shall specify (A) the Principal amount to be redeemed and the amount of accrued and unpaid interest thereon and the Make-Whole Amount (together, the “Holder Redemption Amount”) and (B) the Tranche or Tranches to which such Holder Redemption Amount shall be applied as repayment. For the avoidance of doubt, the Holder Redemption Amount set forth in each Holder Redemption Notice delivered during a given calendar month or period (as applicable) may be applied to one or more Tranches, as the Holder may designate, in its sole discretion, in each applicable Holder Redemption Notice.  The Company shall promptly, but in any event no more than three (3) Trading Days after the date that the Holder delivers a Holder Redemption Notice to the Company (the “Holder Redemption Payment Date”), pay the applicable Holder Redemption Amount (1) in cash by wire transfer of immediately available funds to the extent that this Note is Stock Off (as defined below) on the date that the Holder delivers the Holder Redemption Notice to the Company or (2) shares of Common Stock to the extent that this Note is Stock On (as defined below) on the date that the Company delivers the Holder Redemption Notice in accordance with Section 7(e) below.  For the avoidance of doubt, payment in cash or Common Stock shall be determined according to the status of the Note as Stock On or Stock Off on the date that the Holder delivers the Holder Redemption Notice to Company and not the Holder Redemption Payment Date.  For the further avoidance of doubt, the Holder and the Company agree that the Holder may deliver more than one Holder Redemption Notice during a calendar month or period (as applicable), provided that the sum of the Holder Redemption Amounts set forth in all of the Holder Redemption Notices delivered during such calendar month or period (as applicable) does not exceed the Monthly Allowance. Notwithstanding anything contained herein to the contrary, commencing on November 1, 2014, the Holder may, at its election by delivering written notice to the Company (which may be e-mail) at any time prior to the applicable Holder Redemption Payment Date, require the Company to pay any Holder Redemption Amount that is payable in shares of Common Stock pursuant to the provisions of this Section 7 in cash by wire transfer of immediately available funds on the Holder Redemption Payment Date. For further avoidance of doubt, the conversion of any Principal or Interest pursuant to Section 2 during any calendar month shall not, and does not, reduce the Monthly Allowance for such calendar month or period (as applicable), except in no event shall the Monthly Allowance exceed the sum of all outstanding Principal, Interest and other amounts due hereunder plus the Make-Whole Amount.”

(f)           Section 7(b)(i) of the Note is hereby amended and restated in its entirety as follows:

“Notwithstanding Section 7(a)(i) hereof, following October 1, 2014 and prior to October 19, 2014, the Company shall, upon written notice from the Holder to the Company, redeem an aggregate of $1,000,000 of Principal (plus accrued and unpaid interest thereon) plus the Make-Whole Amount (the “Scheduled Mandatory Redemption Amount”).  The Company shall consummate such redemption not later than the second Business Day after receipt of such written notice from the Holder (the “Mandatory Cash Redemption Date”), the Company shall pay to the Holder the Scheduled Mandatory Redemption Amount in cash by wire transfer of immediately available funds.  For the avoidance of doubt, the Company’s obligation to the Scheduled Mandatory Redemption Amount is not contingent or conditional on the delivery of the written notice described in the first sentence of this paragraph.”

(g)           Section 7 of the Note is hereby amended by adding the following as a new paragraph (i) after paragraph (h) thereof:

“(i) During the period commencing on the date hereof and ending on November 16, 2014, to the extent that the Company pays any portion of the October Amortization Payments in cash (such portion paid in cash, the “Cash Amount”), the Holder may, at its option, require the Company to redeem (the “Matching Redemption Right”) a portion of the outstanding Principal amount of this Note equal to the Cash Amount plus accrued and unpaid interest thereon plus the Make-Whole Amount (the “Matching Amount”). The Holder shall exercise the Matching Redemption Right by delivering a written notice to the Company (a “Matching Redemption Notice”) and the Company shall be obligated to pay the Matching Amount in cash by wire transfer of immediately available funds on the third Trading Day after the date of such Matching Redemption Notice; provided, however, that the Holder may convert all or any portion of the Matching Amount pursuant to Section 2 prior to such payment date. The Holder shall have the right to designate in the Matching Redemption Notice the Tranche or Tranches to which such Matching Amount shall be applied. For the avoidance of doubt, the Matching Redemption Right is in addition to any other right of the Holder to require the company to redeem all or any portion of this Note.”

(h)           Section 19 of the Note is hereby amended and restated in its entirety:

“19.           PREPAYMENT OF SELLER NOTES.  The Company shall not pay any amounts (including principal or interest thereon) on all or any portion of the Loan Notes (as defined in the Acquisition Agreement) prior to the Mandatory Cash Redemption Date provided the Scheduled Mandatory Redemption Amount has been paid to the Holder, unless a Registration Statement is filed and declared effective with the SEC with respect to the registration of securities of the Company equal to or in excess of $40,000,000 and there shall not have occurred an Event of Default.  To the extent there is any payment of the Loan Notes pursuant to and in accordance with the terms hereof and the Inter-Creditor Agreement, the Company shall give five (5) Business Days prior written notice to the Holder prior to any such payment and the Holder may either elect to (i) maintain this Note in accordance with its terms, or (ii) within two (2) Business Days of such notice, exercise the prepayment of this Note by a delivering a prepayment notice (a “Pre-Payment Notice”) to the Company setting forth the amount of outstanding Principal (and accrued interest thereon) as of the Pre-Payment Date (as defined below) (the “Pre-Payment Amount”).  On the date that all or any portion of the Loan Notes is paid in accordance with the terms hereof and the Inter-Creditor Agreement (the “Payment Date”) and to the extent the Holder delivers a Pre-Payment Notice, the Company shall pay to the Holder the amount equal to the sum of (A) Pre-Payment Amount and (B) an amount equal to the interest that would have otherwise accrued on the Pre-Payment Amount until the Maturity Date had the Holder not exercised its prepayment rights pursuant to the terms of this Section 19.

Notwithstanding anything to the contrary in this Section 19, if at any time prior to the Payment Date, the Company completes a public offering of the Company’s Common Stock pursuant to an effective Registration Statement on Form S-1 for aggregate gross proceeds of at least $124,000,000 to Company, the right of the Holder to require the Company to prepay this Note pursuant to this Section 19 shall terminate.”

(i)           Section 24(l) of the Note is hereby amended and restated in its entirety:

“Equity Conditions” means each of the following: (i) each Registration Statement required to be filed under the Registration Rights Agreement shall be effective and all shares of Common Stock to be issued pursuant to the terms of this Note (including pursuant to Section 7) shall be eligible for resale by the Holder without restriction and without need for additional registration under any applicable federal or state securities laws, and the Company shall have no knowledge of any fact that would cause any shares of Common Stock not to be so eligible for resale by the Holder without restriction and without need for additional registration under any applicable federal or state securities laws and counsel to the Company has issued a legal opinion to the Company’s transfer agent and the Holder opining that the Common Stock to be issued hereunder shall be issued without any restrictive legend; (ii) the shares of Common Stock are designated for listing on an Eligible Market and shall not have been suspended from trading on such Eligible Market nor shall delisting or suspension by such Eligible Market have been threatened or pending in writing by such exchange nor shall there be any SEC or judicial stop trade order or trading suspension stop order; (iii) any shares of Common Stock to be pursuant to the terms of this Note (including pursuant to Section 7) may be issued in full without violating the rules or regulations of the Principal Market or any applicable laws; (v) the Company has not provided any Holder with any material, non-public information; (vi) neither the Registration Statement nor any prospectus included therein contains any untrue statement of a material fact or omits to state a material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading and such Registration Statement and any prospectus included therein shall comply with all applicable securities laws as to form and substance; (vii) the Transfer Agent is participating in DTC’s Fast Automated Securities Transfer Program; (ix) all shares of Common Stock to be issued under this Note are duly authorized and will be validly issued, fully paid and non-assessable upon issuance, free and clear of all liens, claims or encumbrances, and the issuance thereof will not require any further approvals of the Company’s Board of Directors or stockholders; (x) there shall not have occurred or be continuing, unless waiver by the Holder, either (A) an Event of Default or (B) an event that with the passage of time or giving of notice would constitute an Event of Default; and (xi) on each Trading Day, unless waived by the Holder, the Closing Price of the Common Stock is at least $5.00 per share (appropriately adjusted for any stock split, stock dividend, stock combination, stock buy-back or other similar transaction).  All references to “Registration Statement” shall include any prospectus included therein and any amendments or supplements to such Registration Statement or any such prospectus, as filed from time to time, including without limitation, any 1934 Act filings incorporated by reference therein.”

(j)           Section 24(z) of the Note is hereby amended and restated in its entirety:

“Securities Purchase Agreement” means that certain securities purchase agreement, dated April 22, 2014, by and among the Company and the initial holders of Notes pursuant to which the Company issued Notes, as may be amended from time to time, as amended by that certain First Amendment to the Securities Purchase Agreement, dated June 3, 2014, by and between JGB (Cayman) Cambridge Ltd. and the Company, that certain Second Amendment to the Securities Purchase Agreement and Closing Certificate, dated August 18, 2014, by and among the Company, JGB (Cayman) Cambridge Ltd. and Must Have Limited and that certain Third Amendment to the Securities Purchase Agreement and Closing Certificate, dated October 15, 2014, by and among the Company, JGB (Cayman) Cambridge Ltd, Must Have Limited, FIN Branding Group, LLC and Hardwire Interactive Acquisition Company.”

(k)           Section 24 of the Note is hereby amended by inserting the following new paragraph (o) immediately after paragraph (n) and re-lettering the other subsequent paragraphs accordingly:

“Make-Whole Amount” means, with respect to the applicable date of determination, an amount in cash equal to all of the interest that, but for the applicable conversion, or redemption payment, would have accrued pursuant to Section 1 with respect to the applicable Principal amount being so converted or redeemed for the period commencing on the applicable redemption date or Conversion Date or default payment date and ending on the Maturity Date.”

(l)           Section 24(p) of the Note is hereby amended and restated in its entirety:

“Maturity Date” shall mean December 15, 2016.”

(m) Section 24(ee) of the Note is hereby amended and restated in its entirety:

“Tranches” means the Original Tranche, the First Tranche, the Second Tranche, the Third Tranche and each Acquisition Tranche, as applicable (each a “Tranche”).

Section 1.4                      Deemed Amendment of Original Senior Convertible Note.

The Note is hereby deemed amended and supplemented to the extent necessary to give effect to the provisions of this Third Amendment to the Senior Convertible Note.

Section 1.5                      Note in Full Force and Effect; Effectiveness of this Amendment.

Except as specifically amended herein, the Note shall remain unmodified and in full force and effect.  For the avoidance of doubt, the amendments to the Note set forth herein shall have immediate effect as provided herein and, accordingly, the Fixed Payment Amount for October 31, 2014 (and each Fixed Payment Date thereafter) shall be $128,571 and the Holder Redemption Amount for any exercise of the Holder Redemption Right after the date hereof shall include the Make Whole Amount.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

ELECTRONIC CIGARETTES INTERNATIONAL GROUP, LTD.

By:_______________________________
Name:_____________________________
Title:  _____________________________

JGB (Cayman) Cambridge Ltd.

By: ______________________________
Name:____________________________
Title:_____________________________